Exhibit 10.1

MANAGEMENT AGREEMENT

Dated as of July 10, 2023

by and among

FB RESID HOLDINGS I, LLC, as Issuer,

FAT BRANDS INC., as the Manager,

and

UMB BANK, N.A., as the Trustee

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MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT, dated as of July 10, 2023 (the “Closing Date”) (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among the following parties:

a)	FB Resid Holdings I, LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”);

b)	FAT Brands Inc., a Delaware corporation, as Manager (in its individual capacity and as Manager, together with its successors and assigns, the “Manager”); and

c)	UMB Bank, N.A., not in its individual capacity but solely as the indenture trustee (together with its successor and assigns, the “Trustee”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms or incorporated by reference in Annex A to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Issuer has entered into that certain Base Indenture, dated as of July 10, 2023, with the Trustee (together with the Series Supplement thereto, and as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Indenture” or the “Base Indenture”), pursuant to which the Issuer is issuing the Series 2023-1 Class A-1 Notes and Class A-2 Notes (collectively, the “Notes”) on the terms described therein;

WHEREAS, the Issuer has granted to the Trustee on behalf of the Secured Parties a Lien in the Collateral owned by it pursuant to the terms of the Indenture;

WHEREAS, the Issuer desires to enter into this Agreement to provide for, among other things, the managing of the respective rights, powers, duties and obligations of the Issuer under or in connection with the Contribution Agreement and Collateral (collectively, the “Managed Assets”), and to enforce the Issuer’s rights and powers and perform the Issuer’s duties and obligations under the Managed Documents (as defined below) and the Transaction Documents to which it is party, all in accordance with the Managing Standard (as defined below); and

WHEREAS, the Manager desires to enforce such rights and powers and perform such obligations and duties, all in accordance with the Managing Standard.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1 Certain Definitions. For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in Annex A to the Base Indenture. In addition, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Change in Management” will occur if more than 50% of the Leadership Team is terminated and/or resigns within 12 months after the date of the occurrence of a Change of Control; provided, in each case, that termination and/or resignation of such officer will not include (i) a change in such officer’s status in the ordinary course of succession so long as such officer remains affiliated with the Manager or its Subsidiaries as an officer or director, or in a similar capacity, (ii) retirement of any officer or (iii) death or incapacitation of any officer.

“Change of Control” means an event or series of events by which:

(a) individuals who on the Closing Date constituted the Board of Directors of the Manager, together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Manager was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Manager then in office; or

(b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the issued and outstanding voting stock of the Manager or its parent company, Fog Cutter Capital Group, Inc.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of voting power of voting stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Confidential Information” means trade secrets and other information (including know how, ideas, techniques, recipes, formulas, customer lists, customer information, financial information, business methods and processes, marketing plans, specifications, and other similar information as well as internal materials prepared by the owner of such information containing or based, in whole or in part, on any such information) that is confidential and proprietary to its owner and that is disclosed by one party to an agreement to another party thereto whether in writing or disclosed orally, and whether or not designated as confidential.

“Controlled Group” means any group of trades or businesses (whether or not incorporated) under common control that is treated as a single employer for purposes of Section 302 or Title IV of ERISA.

“Current Practice” means, in respect of any action or inaction, the practices, standards and procedures of the Issuer or the Manager on their behalf as performed since the Closing Date.

“Discloser” has the meaning set forth in Section 7.1.

“Disentanglement” has the meaning set forth in Section 6.3(a).

“Disentanglement Period” means the period commencing on the (A) delivery of the Termination Notice to the Manager or (B) delivery of a resignation notice by the Manager and ending on the date on which a Successor Manager or the re-engaged Manager assumes all of the obligations of the Manager under this Agreement.

“Employee Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, established, maintained or contributed to by the Manager, or with respect to which the Manager has any liability.

“Indemnitee” has the meaning set forth in Section 2.7(a).

“Indenture” has the meaning set forth in the recitals.

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“Independent Auditors” has the meaning set forth in Section 3.2.

“Leadership Team” means the persons holding the following offices immediately prior to the date of the occurrence of a Change of Control: Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer, or any other position that contains substantially the same responsibilities as any of the positions listed above.

“Managed Assets” has the meaning set forth in the recitals.

“Managed Document” means any contract, agreement, arrangement or undertaking relating to any of the Managed Assets.

“Manager” means FAT Brands Inc., a Delaware corporation, in its capacity as manager hereunder, unless a successor Person shall have become the Manager pursuant to the applicable provisions of the Indenture and this Agreement, and thereafter “Manager” shall mean such successor Person.

“Manager Termination Event” has the meaning set forth in Section 6.1(a).

“Managing Standard” means standards that (a) are consistent with Current Practice or, to the extent of changed circumstances, practices, technologies, strategies or implementation methods, consistent with the standards as the Manager would implement or observe if the Managed Assets were owned by the Manager at such time; (b) will enable the Manager to comply in all material respects with all of the duties and obligations of the Issuer under the Transaction Documents and the Managed Documents; and (c) are in material compliance with all applicable Requirements of Law.

“Monthly Management Fee” means, with respect to each Monthly Allocation Date, the amount of $25,000, subject to successive three percent (3%) annual increases; provided, with the consent of the Controlling Class Representative, such Monthly Management Fee can be increased in the event there is a Successor Manager.

“Notes” has the meaning set forth in the preamble.

“Pension Plan” means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA and to which any company in the same Controlled Group as the Manager has liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Power of Attorney” means the authority granted by the Issuer to the Manager pursuant to a Power of Attorney in substantially the form set forth as Exhibit A hereto.

“Recipient” has the meaning ascribed to such term in Section 7.1.

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“Services” means the servicing and administration by the Manager of the Managed Assets, in each case in accordance with and subject to the terms of the Management Agreement (including the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents for the Issuer, including, without limitation: (a) calculating and compiling information required in connection with any report or certificate to be delivered pursuant to the Transaction Documents; (b) preparing and filing all tax returns and tax reports required to be prepared by the Issuer; (c) paying or causing to be paid or discharged, in each case from funds of the Issuer, any and all taxes, charges and assessments required to be paid under applicable Requirements of Law by the Issuer; (d) performing the duties and obligations of, and exercising and enforcing the rights of, the Issuer under the Transaction Documents; (e) taking those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection (where applicable) and priority (subject to Permitted Liens and the exclusions from perfection requirements under the Indenture) of the Issuer’s and the Trustee’s respective interests in the Collateral; (f) making or causing the collection of amounts owing under the terms and provisions of each Managed Document and the Transaction Documents, including managing the right to approve amendments, waivers, modifications and terminations of (including extensions, modifications, write-downs and write-offs of obligations owing under) any Managed Documents and to exercise all rights of the Issuer under such Managed Documents; (g) performing the duties and obligations and enforcing the rights of the Issuer under the Managed Documents, including entering into new Managed Documents from time to time; (h) arranging for legal services with respect to the Managed Assets, including with respect to the enforcement of the Managed Documents; (i) arranging for or providing accounting and financial reporting services; (j) cooperating with all reasonable requests of the Controlling Class Representative, the Trustee and/or Back-Up Manager in connection with the performance by such parties of their respective obligations under the Transaction Documents; and (k) performing such other services as may be necessary or appropriate from time to time and consistent with the Managing Standard and the Transaction Documents in connection with the Managed Assets.

“Term” has the meaning set forth in Section 8.1.

“Termination Notice” has the meaning set forth in Section 6.1(a).

“Trustee” has the meaning set forth in the preamble.

Section 1.2 Other Defined Terms.

(a) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein.

(b) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c) Unless as otherwise provided herein, the word “including” as used herein shall mean “including without limitation.”

(d) All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with GAAP.

(e) Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made, to the extent applicable and except as otherwise specified in this Agreement or the other Transaction Documents, in accordance with GAAP. When used herein, the term “financial statement” shall include the notes and schedules thereto. All accounting determinations and computations hereunder shall be made without duplication.

Section 1.3 Other Terms. All terms used in Article 9 of the UCC as in effect from time to time in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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Section 1.4 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Article II

ADMINISTRATION AND SERVICING OF MANAGED ASSETS

Section 2.1 Manager to Act as Manager.

(a) Engagement of the Manager. The Manager is hereby authorized by the Issuer, and hereby agrees, to perform the Services (or refrain from the performance of the Services) subject to and in accordance with the Managing Standard and the terms of this Agreement, the other Transaction Documents and the Managed Documents. The Manager, on behalf of the Issuer, shall have full power and authority, acting alone and subject only to the specific requirements and prohibitions of this Agreement and in accordance with the Managing Standard, the Indenture and the other Transaction Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services that the Manager determines are necessary or desirable. Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, the Indenture and the other Transaction Documents, including Section 2.8, the Manager, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Manager’s own name (in its capacity as agent for the Issuer) or in the name of the Issuer (pursuant to the applicable Power of Attorney), on behalf of the Issuer any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Managed Assets. For the avoidance of doubt, the parties hereto acknowledge and agree that the Manager is providing Services directly to the Issuer. Nothing in this Agreement shall preclude the Issuer from performing the Services or any other act on their own behalf at any time and from time to time.

(b) Actions to Perfect Liens. Subject to the terms of the Indenture, including any applicable Series Supplement, the Manager shall take those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection and priority (subject to Permitted Liens) of the Trustee’s Lien in the Collateral. Without limiting the foregoing, the Manager shall file or cause to be filed with the appropriate government office the financing statements on Form UCC-1, and assignments of financing statements on Form UCC-3 required pursuant to Section 7.13 of the Base Indenture, and other filings requested by the Issuer, the Trustee (acting at the direction of the Controlling Class Representative), the Controlling Class Representative or the Back-Up Manager, to be filed in connection with the Contribution Agreement, the Indenture and the other Transaction Documents.

(c) Grant of Power of Attorney. In order to provide the Manager with the authority to perform and execute its duties and obligations as set forth herein, the Issuer shall execute and deliver on the Closing Date a Power of Attorney in substantially the form set forth as Exhibit A hereto to the Manager, which Powers of Attorney shall terminate in the event that the Manager’s rights under this Agreement are terminated as provided herein.

(d) Manager Insurance. The Manager agrees to maintain adequate insurance consistent with the type and amount maintained by the Manager as of the Closing Date, subject, in each case, to any adjustments or modifications made in accordance with the Managing Standard. Such insurance shall cover the Issuer, as an additional insured, to the extent that the Issuer has an insurable interest therein.

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Section 2.2 Accounts.

(a) Collection of Payments. The Manager shall (on behalf of the Issuer) cause the collection of Collections in accordance with the Managing Standard and subject to and in accordance with the Transaction Documents.

(b) Deposit of Misdirected Funds; No Commingling; Misdirected Payments. The Manager shall promptly deposit into the Collection Account or such other appropriate account within three (3) Business Days immediately following Actual Knowledge of the Manager of the receipt thereof and in the form received with any necessary endorsement or in cash, all payments in respect of the Managed Assets incorrectly deposited into another account. In the event that any funds not constituting Collections are incorrectly deposited in any Account, the Manager shall promptly withdraw such amounts after obtaining Actual Knowledge thereof and shall pay such amounts to the Person legally entitled to such funds. Except as otherwise set forth herein or in the Base Indenture, the Manager shall not commingle any monies that relate to Managed Assets with its own assets and shall keep separate, segregated and appropriately marked and identified all Managed Assets and any other property comprising any part of the Collateral, and for such time, if any, as such Managed Assets or such other property are in the possession or control of the Manager to the extent such Managed Assets or such other property is Collateral, the Manager shall hold the same in trust for the benefit of the Trustee and the Secured Parties (or, following termination of the Indenture, the Issuer). Additionally, the Manager, promptly after obtaining Actual Knowledge thereof, shall notify the Trustee in the Monthly Manager’s Certificate of any amounts incorrectly deposited into any Indenture Trust Account and instruct in the Monthly Manager’s Certificate the prompt remittance by the Trustee of such funds from the applicable Indenture Trust Account to the Manager. The Trustee shall have no obligation to verify any information provided to it by the Manager in any Monthly Manager’s Certificate and shall remit such funds to the Manager based solely on such Monthly Manager’s Certificate.

Section 2.3 Records.

(a) The Manager shall, in accordance with the Current Practice, retain all material data (including computerized records) relating directly to, or maintained in connection with, the servicing of the Managed Assets at its address indicated in Section 8.5 (or at an off-site storage facility reasonably acceptable to the Issuer, the Back-Up Manager and the Controlling Class Representative) or, upon thirty (30) days’ notice to the Issuer, the Rating Agencies, if any, the Controlling Class Representative, the Back-Up Manager and the Trustee, at such other place where the servicing office of the Manager is located (provided that the servicing office of the Manager shall at all times be located in the United States), and shall give the Trustee, the Controlling Class Representative and the Back-Up Manager access to all such data in accordance with the terms and conditions of the Transaction Documents; provided, however, that the Trustee shall not be obligated to verify, recalculate or review any such data.

(b) If the rights of Manager, as the initial Manager, shall have been terminated in accordance with Section 6.1 or if this Agreement shall have been terminated pursuant to Section 8.1, Manager, as the initial Manager, shall, upon demand of the Trustee (based upon the written direction of the Controlling Class Representative), in the case of a termination pursuant to Section 6.1, or upon the demand of the Issuer, in the case of a termination pursuant to Section 8.1, deliver to the Successor Manager (or Interim Successor Manager, as the case may be) all data in its possession or under its control (including computerized records) necessary or desirable for the servicing of the Managed Assets.

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Section 2.4 Administrative Duties of Manager.

(a) Duties with Respect to the Transaction Documents. The Manager, in accordance with the Managing Standard, shall perform the duties of the Issuer under the Transaction Documents except for those duties that are required to be performed by the equity holders, stockholders, directors, or managers of the Issuer pursuant to applicable Requirements of Law. In furtherance of the foregoing, the Manager shall consult with the managers or the directors, as the case may be, of the Issuer as the Manager deems appropriate regarding the duties of the Issuer under the Transaction Documents. The Manager shall monitor the performance of the Issuer and, promptly upon obtaining Actual Knowledge thereof, shall advise the Issuer when action is necessary to comply with the Issuer’s duties under the Transaction Documents. The Manager shall prepare for execution by the Issuer or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Transaction Documents.

(b) Duties with Respect to the Issuer. In addition to the duties of the Manager set forth in this Agreement or any of the Transaction Documents, the Manager, in accordance with the Managing Standard, shall perform such calculations and shall prepare for execution by the Issuer or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to applicable law, including, for the avoidance of doubt, securities laws. Pursuant to the directions of the Issuer and in accordance with the Managing Standard, the Manager shall administer, perform or supervise the performance of such other activities in connection with the Issuer as are not covered by any of the foregoing provisions and as are expressly requested by the Issuer and are reasonably within the capability of the Manager.

(c) Records. The Manager shall maintain appropriate books of account and records relating to the Services performed under this Agreement, which books of account and records shall be accessible for inspection by the Issuer during normal business hours and upon reasonable notice, and by the Trustee, the Controlling Class Representative, the Back-Up Manager and the Controlling Class Representative in accordance with Section 3.1(c).

Section 2.5 No Offset. The payment obligations of the Manager under this Agreement shall not be subject to, and the Manager hereby waives, in connection with the performance of such obligations, any right of offset that the Manager has or may have against the Trustee, the Controlling Class Representative or the Issuer, whether in respect of this Agreement, the other Transaction Documents or any document governing any Managed Asset or otherwise.

Section 2.6 Compensation and Expenses. As compensation for the performance of its obligations under this Agreement, the Manager shall receive the Monthly Management Fee and the Supplemental Management Fee, if any, on each Monthly Allocation Date out of amounts available therefore under the Indenture on such Monthly Allocation Date in accordance with the Priority of Payments. The Manager shall pay from its own funds all expenses it may incur in performing its obligations hereunder.

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Section 2.7 Indemnification.

(a) The Manager agrees to indemnify and hold the Issuer, the Trustee, the Back-Up Manager and the Controlling Class Representative, and their respective members, officers, directors, managers, employees and agents (each, an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of counsel (other than the allocated costs of in-house counsel), that any of them may incur as a result of (i) the failure of the Manager to perform or observe its obligations under this Agreement or any other Transaction Document to which it is a party in its capacity as Manager, (ii) the breach by the Manager of any representation, warranty or covenant under this Agreement or any other Transaction Document to which it is a party in its capacity as Manager; or (iii) the Manager’s bad faith, negligence or willful misconduct in the performance of its duties under this Agreement and or the other Transaction Documents; provided, that the Manager shall have no obligation of indemnity to an Indemnitee to the extent any such claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses are caused by the bad faith, gross negligence, willful misconduct, or breach of this Agreement by such Indemnitee (unless caused by the Manager with respect to the Issuer). In the event the Manager shall make an indemnification payment pursuant to this Section 2.7(a) the Manager shall promptly pay such indemnification payment directly to the applicable Indemnitee (or, if due to the Issuer, shall deposit such indemnification payment directly to the Collection Account). Notwithstanding anything to the contrary in this Agreement, no indemnification payment shall be due from the Manager to the extent that it constitutes recourse for diminution in the market value of any Managed Assets from and after the Closing Date, other than as may be attributable to any of the foregoing limited circumstances.

(b) Any Indemnitee that proposes to assert the right to be indemnified under Section 2.7 shall promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Manager, notify the Manager of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In the event that any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Manager of the commencement thereof and the Manager shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee (which, in the case of the Issuer, shall be reasonably satisfactory to the Controlling Class Representative as well), and after notice from the Manager to such Indemnitee of its election to assume the defense thereof, the Manager shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Trustee shall not be bound by this sentence except with its prior written consent, which may be withheld in its sole discretion; provided, further, that the Manager shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes a release of such Indemnitee from all liability on claims that are the subject matter of such settlement; and provided, further, that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Manager in accordance with this Section 2.7(b), but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been specifically authorized by the Manager, (ii) the Manager is advised in writing by counsel to such Indemnitee or the Controlling Class Representative that joint representation would give rise to a conflict of interest between such Indemnitee’s position and the position of the Manager in respect of the defense of the claim, (iii) the Manager shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Manager, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Manager (in which case, the Indemnitee notifies the Manager in writing that it elects to employ separate counsel at the expense of the Manager, the reasonable fees and expenses of such Indemnitee’s counsel shall be borne by the Manager and the Manager shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Manager shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for such fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee). The provisions of this Section 2.7 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto; provided, however, that no Successor Manager shall be liable under this Section 2.7 with respect to any matter occurring prior to its succession hereunder. Notwithstanding anything in this Section 2.7 to the contrary, any delay or failure by an Indemnitee in providing the Manager with notice of any action shall not relieve the Manager of its indemnification obligations except to the extent the Manager is materially prejudiced by such delay or failure of notice.

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Section 2.8 Nonpetition Covenant. The Manager shall not, prior to the date that is one year and one day, or if longer, the applicable preference period then in effect, after the payment in full of the Outstanding Principal Amount of the Notes of each Series, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Issuer under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.

Section 2.9 Refinancings. Without the consent of the Controlling Class Representative, the Manager covenants and agrees that it will not enter into any refinancing of the securities in respect of the Existing Securitizations that could reasonably be expected, in the discretion of the Manager, to adversely impact the Notes.

Section 2.10 Insurance/Condemnation Proceeds. Upon receipt of any Insurance/Condemnation Proceeds, the Manager (on behalf of the Issuer) shall deposit or cause the deposit of such Insurance/Condemnation Proceeds to the Collection Account which shall be administered in accordance with the Indenture.

Section 2.11 [Reserved].Mandatory Prepayment Amounts. Upon receipt of any Mandatory Prepayment Amounts, the Manager (on behalf of the Issuer) shall deposit or cause the deposit of such Mandatory Prepayment Amounts to the Collection Account which shall be administered in accordance with the Indenture.

Article III

STATEMENTS AND REPORTS

Section 3.1 Reporting by the Manager.

(a) Reports Required Pursuant to the Indenture. The Manager, on behalf of the Issuer, shall furnish, or cause to be furnished, to the Trustee and each recipient party specified in Article IV of the Indenture, all reports and notices required to be delivered to the Trustee and such recipient parties by the Issuer pursuant to the Indenture (including pursuant to Article IV of the Base Indenture) or any other Transaction Document.

(b) Delivery of Financial Statements. The Manager shall provide the financial statements of Manager and the Issuer as required under Section 4.1(g) and (h) of the Base Indenture.

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(c) Additional Information; Access to Books and Records. The Manager shall furnish from time to time such additional information regarding the Collateral or compliance with the covenants and other agreements of Manager and the Issuer under the Transaction Documents as the Trustee, the Back-Up Manager or the Controlling Class Representative may reasonably request, subject at all times to compliance with the Exchange Act, the Securities Act and any other applicable Requirements of Law. Subject to the Disclosure Exceptions and to reasonable requests of confidentiality including as required or imposed by law or by contract, the Manager will, and will cause the Issuer to, permit, at reasonable times upon reasonable notice, the Back-Up Manager, the Controlling Class Representative and the Trustee or any Person appointed by any of them as its agent to visit and inspect any of its properties, examine its books and records and discuss its affairs with its officers, directors, managers, employees and independent certified public accountants (so long as the Manager has the opportunity to participate in such discussions with such accountants), and up to one such visit and inspection by each of the Controlling Class Representative, the Back-Up Manager and the Trustee, or any Person appointed by them shall be reimbursable as a Securitization Operating Expense per calendar year, with any additional visit or inspection by any such Person being at such Person’s sole cost and expense; provided, however that during the continuance of a Warm Back-Up Management Trigger Event, a Default, or an Event of Default, or to the extent expressly required without the instruction of any other party under the terms of any Transaction Documents, any such Person may visit and conduct such activities at any time and all such visits and activities will constitute a Securitization Operating Expense. Notwithstanding the foregoing, the Manager shall not be required to disclose or make available communications protected by the attorney-client privilege. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, in no event shall the Manager or the Issuer be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter that constitutes a Disclosure Exception.

(d) Leadership Team Changes. The Manager shall promptly notify the Trustee and the Back-Up Manager of any termination or resignation of any persons included in the Leadership Team that occurs within 12 months following a Change of Control.

Section 3.2 Appointment of Independent Auditor. On or before the Closing Date, the Issuer appointed a firm of independent public accountants of recognized national reputation that was reasonably acceptable to the Controlling Class Representative to serve as the independent auditors (“Independent Auditors”) for purposes of preparing and delivering the reports required by Section 3.3, and such Independent Auditors continue to serve in such capacity as of the Closing Date. It is hereby acknowledged that the accounting firm of Baker Tilly US, LLP is acceptable for purposes of serving as Independent Auditors. The Issuer may not remove the Independent Auditors without first giving thirty (30) days’ prior written notice to the Independent Auditors, with a copy of such notice also given concurrently to the Trustee, the Rating Agencies, if any, the Controlling Class Representative and the Manager (if applicable). Upon any resignation by such firm or removal of such firm, the Issuer shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Auditors hereunder. If the Issuer shall fail to appoint a successor firm of Independent Auditors within thirty (30) days after the effective date of any such resignation or removal, the Controlling Class Representative shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Manager to serve as the Independent Auditors hereunder. The fees of any Independent Auditors shall be payable by the Issuer.

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Section 3.3 Annual Accountants’ Reports. The Manager shall furnish, or cause to be furnished to the Trustee, the Controlling Class Representative, the Back-Up Manager (to the extent the Back-Up Manager is not providing such report) and the Rating Agencies, if any, within 120 days after the end of each fiscal year of the Manager, commencing with the fiscal year ending in December 2023, (i) a report of the Independent Auditors (who may also render other services to the Manager) or the Back-Up Manager summarizing the findings of a set of agreed-upon procedures performed by the Independent Auditors or the Back-Up Manager with respect to compliance with the Quarterly Noteholders’ Reports for such fiscal year (or other period) with the standards set forth herein, and (ii) a report of the Independent Auditors or the Back-Up Manager to the effect that such firm has examined the assertion of the Manager’s management as to its compliance with its management requirements for such fiscal year (or other period), and that (x) in the case of the Independent Auditors, such examination was made in accordance with standards established by the American Institute of Certified Public Accountants and (y) except as described in the report, management’s assertion is fairly stated in all material respects. In the case of the Independent Auditors, the report will also indicate that the firm is independent of the Manager within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants (each, an “Annual Accountants’ Report”). In the event such Independent Auditors require the Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 3.3, the Manager shall direct the Trustee in writing to so agree as to the procedures described therein; it being understood and agreed that the Trustee shall deliver such letter of agreement (which shall be in a form satisfactory to the Trustee) in conclusive reliance upon the direction of the Manager, and the Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 3.4 Available Information. The Manager, on behalf of the Issuer, shall make available the information requested by prospective purchasers necessary to satisfy the requirements of Rule 144A under the Securities Act and the 1940 Act, as amended. The Manager shall deliver such information, and shall promptly deliver copies of all Quarterly Noteholders’ Reports and Annual Accountants’ Reports, to the Trustee as contemplated by Section 4.1 and Section 4.4 of the Base Indenture, to enable the Trustee to redeliver such information to purchasers or prospective purchasers of the Notes.

Article IV

THE MANAGER

Section 4.1 Representations and Warranties Concerning the Manager. The Manager represents and warrants to the Issuer and the Trustee, as of the Closing Date and each Series Closing Date (except if otherwise expressly noted), as follows:

(a) Organization and Good Standing. The Manager (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Transaction Documents make such qualification necessary and (iii) has the power and authority (x) to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and (y) to perform its obligations under this Agreement, except in each case referred to in clause (ii) or (iii) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager.

(b) Power and Authority; No Conflicts. The execution and delivery by the Manager of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Manager and have been duly authorized by all necessary corporate action on the part of the Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any order of any Governmental Authority or any of the provisions of any Requirement of Law binding on the Manager or its properties, or the charter or bylaws or other organizational documents of the Manager, or any of the provisions of any material indenture, mortgage, lease, contract or other instrument to which the Manager is a party or by which it or its property is bound or result in the creation or imposition of any Lien upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument, except to the extent such default, creation or imposition would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, or the Issuer.

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(c) Consents. Except (i) for any consents, licenses, approvals, authorizations, registrations, notifications, waivers or declarations that have been obtained or made and are in full force and effect and (ii) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral or the Issuer, the Manager is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or file any registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Manager of this Agreement, or the validity or enforceability of this Agreement against the Manager.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by the Manager and constitutes a legal, valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e) No Litigation. There are no actions, suits, investigations or proceedings pending or, to the Actual Knowledge of the Manager, threatened in writing against or affecting the Manager, before or by any Governmental Authority having jurisdiction over the Manager or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement or (ii) which would reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral or the Issuer.

(f) Compliance with Requirements of Law. The Manager is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral or the Issuer.

(g) No Default. The Manager is not in default under any agreement, contract, instrument or indenture to which the Manager is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority, except to the extent such default would not reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.

(h) Taxes. The Manager has filed or caused to be filed and shall file or cause to be filed all federal tax returns and all material state and other tax returns that are required to be filed except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Manager has paid or caused to be paid, and shall pay or cause to be paid, all taxes owed by the Manager pursuant to said returns or pursuant to any assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate action and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager).

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(i) Accuracy of Information. No written report, financial statements, certificate or other written information furnished (other than projections, budgets, other estimates and general market, industry and economic data) to the Controlling Class Representative or the Back-Up Manager by or on behalf of the Manager in connection with the transactions contemplated hereby or pursuant to any provision of this Agreement or any other Transaction Document (when taken together with all other information furnished by or on behalf of the Manager to the Controlling Class Representative or the Back-Up Manager, as the case may be), contains any material misstatement of fact as of the date furnished or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in the light of the circumstances under which they were made; and with respect to its projected financial information, the Manager represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

(j) Financial Statements. As of the Closing Date, the audited consolidated financial statements in the Manager’s Annual Report on Form 10-K for the fiscal year ended December 25, 2022 (including all exhibits thereto) filed on February 24, 2023 and the Report on Form 10-Q filed with the SEC on May 9, 2023 (i) present fairly in all material respects the financial condition of Manager and its Subsidiaries as of such date, and the results of operations for the respective periods then ended and (ii) were prepared in accordance with GAAP (except as otherwise stated therein) applied consistently through the periods involved subject, in the case of such quarterly financial statements, to the absence of footnotes and to normal year-end audit adjustments.

(k) No Material Adverse Change. Since March 26, 2023, there has been no development or event that has had or would reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral.

(l) ERISA. Neither the Manager nor any member of a Controlled Group that includes the Manager has established, maintains, contributes to, or has any liability in respect of (or has in the past six years established, maintained, contributed to, or had any liability in respect of) any Pension Plan. Neither the Manager nor any of its Affiliates has any contingent liability with respect to any post-retirement welfare benefits under a Welfare Plan, other than liability for continuation (i) described in Part 6 of Subtitle B of Title I of ERISA or other applicable continuation of coverage laws, (ii) provided in connection with the payment of severance benefits or (iii) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan presently complies and has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations, including ERISA and the Code, except for such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan, other than transactions effected pursuant to a statutory or administrative exemption or such transactions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(m) No Manager Termination Event. No Manager Termination Event has occurred or is continuing, and, to the Actual Knowledge of the Manager, there is no event which, with notice or lapse of time, or both, would constitute a Manager Termination Event.

(n) Location of Records. The offices at which the Manager keeps its records concerning the Managed Assets are located at the addresses indicated in Section 8.5.

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(o) DISCLAIMER. EXCEPT FOR THE MANAGER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN ANY OTHER RELATED DOCUMENT, THE MANAGER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER HEREOF TO ANY OTHER PARTY, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 4.2 Existence; Status as Manager. The Manager shall (a) keep in full effect its existence under the laws of the state of its incorporation, (b) maintain all rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect and (c) obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

Section 4.3 Performance of Obligations.

(a) Performance. The Manager shall perform and observe all of its obligations and agreements contained in this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof and in accordance with the Managing Standard.

(b) Right to Receive Instructions. In the event that the Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement, the other Transaction Documents or any Managed Documents, or any such provision is, in the good faith judgment of the Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement, any other Transaction Document or any Managed Document permits any determination by the Manager or is silent or is incomplete as to the course of action which the Manager is required to take with respect to a particular set of facts, the Manager may make a Consent Request to the Controlling Class Representative for written instructions in accordance with the Indenture and the other Transaction Documents and, to the extent that the Manager shall have acted or refrained from acting in good faith in accordance with instructions, if any, received from the Controlling Class Representative with respect to such Consent Request, the Manager shall not be liable on account of such action or inaction to any Person; provided that the Controlling Class Representative shall be under no obligation to provide any such instruction if it is unable to decide between alternative courses of action. Subject to the Managing Standard, if the Manager shall not have received appropriate instructions from the Controlling Class Representative within ten days of such notice (or within such shorter period of time as may be specified in such notice), the Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Manager shall deem to be in the best interests of the Noteholders and the Issuer. The Manager shall have no liability to any Secured Party or the Controlling Class Representative for such action or inaction taken in reliance on the preceding sentence except for the Manager’s own bad faith, negligence or willful misconduct.

(c) Limitation on Manager’s Duties and Responsibilities.

(i) The Manager shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Manager is a party, except as expressly provided by the terms of this Agreement or the other Transaction Documents and consistent with the Managing Standard, and no implied duties or obligations shall be read into this Agreement against the Manager. The Manager nevertheless agrees that it shall, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens (other than Permitted Liens) on any part of the Managed Assets which result from valid claims against the Manager personally whether or not related to the ownership or administration of the Managed Assets or the transactions contemplated by the Transaction Documents.

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(ii) Except as otherwise set forth herein and in the other Transaction Documents, the Manager shall have no responsibility under this Agreement other than to render the Services in good faith and consistent with the Managing Standard.

(iii) The Manager shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Collateral except in accordance with the powers granted to, and the authority conferred upon, the Manager pursuant to this Agreement or the other Transaction Documents.

(d) Limitations on the Manager’s Liabilities, Duties and Responsibilities. Subject to Section 2.7 and except for any loss, liability, expense, damage, action, suit or injury arising out of, or resulting from, (i) any breach or default by the Manager in the observance or performance of any of its agreements contained in this Agreement or any other Transaction Document to which it is a party in its capacity as Manager, (ii) the breach by the Manager of any representation, warranty or covenant made by it herein or any other Transaction Document to which it is a party in its capacity as Manager or (iii) acts or omissions constituting the Manager’s own bad faith, negligence or willful misconduct, in the performance of its duties hereunder or under the other Transaction Documents or otherwise, neither the Manager nor any of its Affiliates, managers, officers, members or employees shall be liable to the Issuer, the Noteholders or any other Person under any circumstances, including: (1) for any action taken or omitted to be taken by the Manager in good faith in accordance with the instructions of the Trustee, the Controlling Class Representative or the Back-Up Manager; (2) for any representation, warranty, covenant, agreement or Indebtedness of the Issuer under the Notes, any other Transaction Documents or the Managed Documents, or for any other liability or obligation of the Issuer; (3) for the validity or sufficiency of this Agreement or the due execution hereof by any party hereto other than the Manager, or the form, character, genuineness, sufficiency, value or validity of any part of the Collateral, or for, or in respect of, the validity or sufficiency of the Transaction Documents; and (4) for any action or inaction of the Trustee, the Back-Up Manager or the Controlling Class Representative or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Transaction Document that is required to be performed by the Trustee, the Back-Up Manager or the Controlling Class Representative.

(e) No Financial Liability. No provision of this Agreement (other than Sections 2.6, 2.7, 4.3(c)(i) and 4.3(d)) shall require the Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Manager shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not compensated by the payment of the Monthly Management Fee and is otherwise not reasonably assured or provided to the Manager. Further, the Manager shall not be obligated to perform any services not enumerated or otherwise contemplated hereunder, unless the Manager determines that it is more likely than not that it shall be reimbursed for all of its expenses incurred in connection with such performance. The Manager shall not be liable under the Notes and shall not be responsible for any amounts required to be paid by the Issuer under or pursuant to the Indenture.

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(f) Reliance. The Manager may, reasonably and in good faith, conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties other than its Affiliates. The Manager may reasonably accept a certified copy of a resolution of the board of directors or other governing body of any corporate or other entity other than its Affiliates as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Manager may in good faith for all purposes hereof reasonably rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate reasonably relied upon in good faith shall constitute full protection to the Manager for any action taken or omitted to be taken by it in good faith in reliance thereon.

(g) Consultations with Third Parties; Advice of Counsel. In the exercise and performance of its duties and obligations hereunder or under any of the Transaction Documents, the Manager (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them; provided that the Manager shall remain primarily liable hereunder for the acts or omissions of such agents or attorneys and (B) may, at the expense of the Manager, consult with external counsel or accountants selected and monitored by the Manager in good faith and in the absence of negligence, and the Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such external counsel or accountants with respect to legal or accounting matters.

(h) Independent Contractor. In performing its obligations as manager hereunder the Manager acts solely as an independent contractor of the Issuer, except to the extent the Manager is deemed to be an agent of the Issuer by virtue of engaging as a broker or receiving payments on behalf of the Issuer, as applicable. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between the Issuer and the Manager other than the independent contractor contractual relationship established hereby. Except as otherwise provided herein or in the other Transaction Documents, the Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Issuer, the Trustee, the Back-Up Manager or the Controlling Class Representative (except as set forth in Section 2.7 hereof).

Section 4.4 Merger and Resignation.

(a) Preservation of Existence. The Manager shall not merge into any other Person or convey, transfer or lease substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed to prevent (i) the merger into the Manager of another Person, (ii) the consolidation of the Manager and another Person, (iii) the merger of the Manager into another Person or (iv) the sale of substantially all of the property or assets of the Manager to another Person, so long as (A) the surviving Person of the merger or consolidation or the purchaser of the assets of the Manager shall continue to be engaged in the same line of business as the Manager and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Manager is required to perform such obligations hereunder, (B) in the case of a merger, consolidation or sale, the surviving Person of the merger or the purchaser of the assets of the Manager shall expressly assume the obligations of the Manager under this Agreement and expressly agree to be bound by all other provisions applicable to the Manager under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Trustee and the Controlling Class Representative and (C) with respect to such event, in and of itself, the Rating Agency Condition, if applicable, has been satisfied.

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(b) Resignation. The Manager shall not resign from the rights, powers, obligations and duties hereby imposed on it except upon its determination that (A) the performance of its duties hereunder is no longer permissible under applicable Requirements of Law and (B) there is no reasonable action that the Manager could take to make the performance of its duties hereunder permissible under applicable Requirements of Law. Any such determination permitting the resignation of the Manager pursuant to clause (A) above shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee, the Back-Up Manager and the Controlling Class Representative. No such resignation shall become effective until a Successor Manager shall have been appointed by the Controlling Class Representative and shall have assumed the responsibilities and obligations of the Manager in accordance with Section 6.1(a). The Trustee, the Issuer, the Back-Up Manager, the Controlling Class Representative and the Rating Agencies, if any, shall be notified of such resignation in writing by the Manager. From and after such effectiveness, the Successor Manager shall be, to the extent of the assignment, the “Manager” hereunder. Except as provided above in this Section 4.4 the Manager may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.

(c) Term of Manager’s Obligations. Except as provided in Section 4.4(a) and Section 4.4(b), the duties and obligations of the Manager under this Agreement commenced on the Closing Date and shall continue until this Agreement shall have been terminated as provided in Section 6.1(a) or Section 8.1, and shall survive the exercise by the Issuer, the Trustee or the Controlling Class Representative of any right or remedy under this Agreement (other than the right of termination pursuant to Section 6.1(a)), or the enforcement by the Issuer, the Trustee, the Back-Up Manager, the Controlling Class Representative or any Noteholder of any provision of the Indenture, the Notes, this Agreement or the other Transaction Documents.

Section 4.5 Notice of Certain Events. The Manager shall give written notice to the Trustee, the Back-Up Manager, the Controlling Class Representative and the Rating Agencies, if any, promptly upon the occurrence of any of the following events (but in any event no later than five (5) Business Days after the Manager has Actual Knowledge of the occurrence of such an event): (a) the Manager, the Issuer or any Affiliate thereof shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any “accumulated funding deficiency” or failure to meet “minimum funding standard” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of either the Issuer or any Affiliate thereof, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Controlling Class Representative, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) the Manager, the Issuer or any Affiliate thereof incur, or in the reasonable opinion of the Controlling Class Representative are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan; (f) any other event or condition shall occur or exist with respect to a Plan (but in each case in clauses (a) through (f) above, only if such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect); (g) a Manager Termination Event, an Event of Default, a Hot Back-Up Management Trigger Event, a Warm Back-Up Management Trigger Event or any event which would, with the passage of time or giving of notice or both, would become one or more of the same; or (h) any action, suit, investigation or proceeding pending or, to the Actual Knowledge of the Manager, threatened in writing against or affecting the Manager, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Manager or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Transaction Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Transaction Documents or that would reasonably be expected to result in a Material Adverse Effect.

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Section 4.6 Capitalization. The Manager shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.7 Maintenance of Separateness. The Manager covenants that, except as otherwise contemplated by the Transaction Documents:

(a) the books and records of the Issuer shall be maintained separately from those of the Manager and each of its Affiliates that is not the Issuer;

(b) the Manager shall observe (and shall cause each of its Affiliates that is not the Issuer to observe) corporate and limited liability company formalities in its dealings with the Issuer;

(c) all financial statements of the Manager that are consolidated to include the Issuer and that are distributed to any party shall contain detailed notes clearly stating that (i) all of the Issuer’s assets are owned by the Issuer and (ii) the Issuer is a separate entity and has separate creditors;

(d) the Manager shall not (and shall not permit any of its Affiliates that is not the Issuer to) commingle its funds with any funds of the Issuer; provided that the foregoing shall not prohibit the Manager or any successor to or assignee of the Manager from holding funds of the Issuer in its capacity as Manager for such entity in a segregated account identified for such purpose;

(e) the Manager shall (and shall cause each of its Affiliates that is not the Issuer to) maintain arm’s length relationships with the Issuer, and each of the Manager and each of its Affiliates that is not the Issuer shall be compensated at market rates for any services it renders or otherwise furnishes to the Issuer, it being understood that the Monthly Management Fee, the Supplemental Management Fee, this Agreement, and the Collateral Documents are representative of such arm’s length relationship;

(f) the Manager shall not be, and shall not hold itself out to be, liable for the debts of the Issuer or the decisions or actions in respect of the daily business and affairs of any Issuer and the Manager shall not permit the Issuer to hold the Manager out to be liable for the debts of the Issuer or the decisions or actions in respect of the daily business and affairs of the Issuer; and

(g) upon an officer or other responsible party of the Manager obtaining Actual Knowledge that any of the foregoing provisions in this Section 4.7 has been breached or violated in any material respect, the Manager shall promptly notify the Trustee, the Back-Up Manager, the Controlling Class Representative and the Rating Agencies, if any, of same and shall take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

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Article V

[Reserved]

Article VI

MANAGER TERMINATION EVENTS

Section 6.1 Manager Termination Events.

(a) Manager Termination Events. Any of the following acts or occurrences shall constitute a “Manager Termination Event” under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either the Issuer, the Back-Up Manager, the Controlling Class Representative or the Trustee (acting at the direction of the Controlling Class Representative):

(i) [Reserved];

(ii) [Reserved];

(iii) any failure by the Manager to provide any required certificate or report set forth in Sections 4.1(a), (c), (d), (e), (f), (g) or (h) of the Base Indenture within three (3) Business Days of its due date;

(iv) a material default by the Manager in the due performance and observance of any material provision of this Agreement or any other Transaction Document (other than as described above) to which it is party and the continuation of such default for a period of 30 days after the Manager has been notified thereof in writing by the Issuer or the Controlling Class Representative; provided, however, that as long as the Manager is diligently attempting to cure such default (so long as such default is capable of being cured), such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional 30 days;

(v) any representation, warranty or statement of the Manager made in this Agreement or any other Transaction Document or in any certificate, report or other writing delivered pursuant thereto that is not qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any material respect, or any such representation, warranty or statement of the Manager that is qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in such document or agreement; provided that if any such breach is capable of being remedied within 30 days after the Manager has obtained Actual Knowledge of such breach or the Manager’s receipt of written notice thereof, then a Manager Termination Event shall only occur under this clause (v) as a result of such breach if it is not cured in all material respects by the end of such 30-day period;

(vi) an Event of Bankruptcy with respect to the Manager;

(vii) any final, non-appealable order, judgment or decree is entered in any proceedings against the Manager by a court of competent jurisdiction decreeing the dissolution of the Manager and such order, judgment or decree remains unstayed and in effect for more than ten days;

(viii) a final non-appealable judgment for an amount in excess of $15,000,000 (exclusive of any portion thereof which is insured) is rendered against the Manager by a court of competent jurisdiction and is not paid, discharged or stayed within 60 days of the date when due;

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(ix) an acceleration of more than $15,000,000 of the Indebtedness of the Manager, which Indebtedness has not been discharged or which acceleration has not been rescinded and annulled;

(x) this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions hereof) or the Manager asserts as much in writing; or

(xi) the occurrence of a Change in Management following the occurrence of a Change of Control.

If a Manager Termination Event has occurred and is continuing with respect to the Manager, the Controlling Class Representative may (i) waive such Manager Termination Event (except for a Manager Termination Event described in clauses (vi) or (vii) above) or (ii) direct the Trustee in writing to terminate the Manager in its capacity as such by the delivery of a termination notice (a “Termination Notice”) to the Manager (with a copy to each of the Issuer, the Back-Up Manager and the Rating Agencies, if any); provided that the delivery of a Termination Notice to Manager shall not be required in respect of any Manager Termination Event described in clause (vi) or (vii) above. If the Trustee, acting at the direction of the Controlling Class Representative, delivers a Termination Notice to the Manager pursuant to this Agreement (or automatically upon the occurrence of any Manager Termination Event described in clause (vi) or (vii) above), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement and the other Transaction Documents (other than with respect to the payment of Indemnification Amounts or its obligations with respect to Disentanglement), including with respect to the Accounts or otherwise, will vest in and be assumed by the Successor Manager appointed by the Controlling Class Representative. If no Successor Manager has been appointed by the Controlling Class Representative, the Back-Up Manager will serve as the Interim Successor Manager and will work with the Controlling Class Representative to implement the Transition Plan (as such term is defined in the Back-Up Management Agreement) until a Successor Manager (other than the Back-Up Manager) has been appointed by the Controlling Class Representative. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in no event shall the Trustee (A) be obligated to become (or be deemed to be) the Manager or Successor Manager or (B) have any obligation or responsibility to perform any of the duties or obligations of the Manager or Successor Manager.

(b) From and during the continuation of a Manager Termination Event, the Issuer and the Trustee (acting at the direction of the Controlling Class Representative) are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do or accomplish all other acts or take other measures necessary or appropriate, to effect such vesting and assumption.

Section 6.2 Manager Termination Event Remedies. If the Trustee, acting at the written direction of the Controlling Class Representative, delivers a Termination Notice to the Manager pursuant to Section 6.1(a) (or automatically upon the occurrence of any Manager Termination Event described in clauses (vi) or (vii) of Section 6.1(a)), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement and the other Transaction Documents, including with respect to the Managed Assets, the Indenture Trust Accounts or otherwise shall vest in and be assumed by the Successor Manager.

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Section 6.3 Manager’s Transitional Role.

(a) Disentanglement. Following the delivery of a Termination Notice to the Manager pursuant to Section 6.1(a) or Section 6.2 above or notice of resignation of the Manager pursuant to Section 4.4(b), the Manager shall cooperate with the Back-Up Manager and the Controlling Class Representative in connection with the implementation of the Transition Plan and the complete transition to a Successor Manager (including in connection with any resignation of the Manager), without interruption or adverse impact on the provision of Services (the “Disentanglement”). The Manager will (i) use its commercially reasonable efforts during the Disentanglement Period to not materially reduce the existing staff and resources of the Manager devoted to or shared with the provision of the Services prior to the date of such Termination Notice and (ii) allow reasonable access to the Manager’s premises, systems and offices during the Disentanglement Period ((i) and (ii) being referred to as “Continuity of Services”). The Manager will cooperate fully with the Successor Manager and otherwise promptly take all actions reasonably required to assist in effecting a complete Disentanglement while providing Continuity of Services and, in connection therewith, will follow any directions that may be provided by the Back-Up Manager and the Controlling Class Representative. The Manager will provide all information and assistance regarding the terminated Services required for Disentanglement and Continuity of Services, including data conversion and migration, interface specifications, and related professional services and provide for the prompt and orderly conclusion or transition of all work, as the Controlling Class Representative and the Back-Up Manager may reasonably direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Successor Manager. All services relating to Disentanglement and Continuity of Services, including all reasonable training for personnel of the Back-Up Manager, the Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, will be deemed a part of the Services to be performed by the Manager.

(b) Fees and Charges for the Disentanglement Services. So long as the Manager continues to provide any Services during the Disentanglement Period (including following any removal, resignation or other termination of the Manager), the Manager will continue to be paid the Monthly Management Fee. Upon the Successor Manager’s assumption of the obligation to perform the applicable Services, the Manager will be further entitled to reimbursement of its actual costs for the provision of any Disentanglement services other than those related to Continuity of Services, which shall remain a separate obligation of the Manager.

(c) Duration of Obligations. The Manager’s obligation to provide Disentanglement services and Continuity of Services will continue during the Disentanglement Period.

Section 6.4 No Effect on Other Parties. Upon any termination of the rights and powers of the Manager from time to time pursuant to Section 6.1 or upon any appointment of a Successor Manager, all the rights, powers, duties, obligations, and responsibilities of the Issuer or the Trustee under this Agreement, the Indenture and the other Transaction Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

Section 6.5 Rights Cumulative. All rights and remedies from time to time conferred upon or reserved to the Issuer, the Trustee, the Controlling Class Representative, the Back-Up Manager and the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity. Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every such right and remedy may be exercised from time to time and as often as deemed expedient.

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Article VII

CONFIDENTIALITY

Section 7.1 Confidentiality.

(a) Each of the parties hereto acknowledges that during the Term of this Agreement such party (the “Recipient”) may receive Confidential Information from another party hereto (the “Discloser”). Each such party (except for the Trustee, whose confidentiality obligations shall be governed in accordance with the Indenture) agrees to maintain the Confidential Information of the other party in the strictest of confidence and shall not, except as otherwise contemplated herein, at any time, use, disseminate or disclose any Confidential Information to any Person other than (i) its officers, directors, managers, employees, agents, advisors or representatives (including legal counsel and accountants) or (ii) in the case of the Manager and the Issuer, service providers under written confidentiality agreements that contain provisions at least as protective as those set forth in this Agreement. The Recipient shall be liable for any breach of this Section 7.1 by any of its officers, directors, managers, employees, agents, advisors, representatives or other services providers and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of the Discloser. Upon termination of this Agreement, Recipient shall return to the Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of the Discloser. Confidential Information shall not include information that: (A) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from the Discloser; (B) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, the Recipient; (C) is developed by the Recipient independently of and without reference to any Confidential Information of the Discloser; (D) is received by the Recipient from a third party who is not under any obligation to maintain the confidentiality of such information; or (E) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that the Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment. It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

(b) Notwithstanding anything to the contrary contained in Section 7.1(a), the Parties may use, disseminate or disclose Confidential Information (other than trade secrets as specified in clause (v) of the definition of “Intellectual Property”) to any Person in connection with the enforcement of rights of the Trustee or the Noteholders under the Indenture or the Transaction Documents; provided, however, that prior to disclosing any such Confidential Information:

(i) to any such Person other than in connection with any judicial or regulatory proceeding, such Person shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of Section 7.1(a) and Recipient shall provide Discloser with the written opinion of counsel that such disclosure contains Confidential Information only to the extent necessary to facilitate the enforcement of such rights of the Trustee or the Noteholders; or

(ii) to any such Person or entity in connection with any judicial or regulatory proceeding, Recipient will (x) promptly notify Discloser of each such requirement and identify the documents so required thereby so that Discloser may seek an appropriate protective order or similar treatment and/or waive compliance with the provisions of this Agreement; (y) use reasonable efforts to assist Discloser in obtaining such protective order or other similar treatment protecting such Confidential Information prior to any such disclosure; and (z) consult with Discloser on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or similar treatment, the Recipient is nonetheless required by law to disclose any part of Discloser’s Confidential Information, then the Recipient may disclose such Confidential Information without liability under this Agreement, except that the Recipient will furnish only that portion of the Confidential Information which is legally required.

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Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Termination of Agreement. The respective duties and obligations of the Manager and the Issuer created by this Agreement commenced on the Closing Date and shall, unless earlier terminated pursuant to Section 6.1(a), terminate upon the satisfaction and discharge of the Indenture pursuant to Section 12.1 of the Base Indenture (the “Term”). Upon termination of this Agreement pursuant to this Section 8.1, the Manager shall pay over to the Issuer or any other Person entitled thereto all proceeds of the Managed Assets held by the Manager.

Section 8.2 Survival. The provisions of Section 2.1(c), Section 2.7, Section 2.8, Article VI or Article VII and this Section 8.2, Section 8.4, Section 8.5 and Section 8.9 shall survive termination of this Agreement.

Section 8.3 Amendment. (a) This Agreement may only be amended from time to time in writing, upon the written consent of the Trustee (acting at the direction of the Controlling Class Representative), the Issuer, the Manager and the Controlling Class Representative; provided that no consent of the Trustee or the Controlling Class Representative shall be required in connection with any amendment to accomplish any of the following:

(i) to correct or amplify the description of any required activities of the Manager;

(ii) to add to the duties or covenants of the Manager for the benefit of any Noteholders or any other Secured Parties, or to add provisions to this Agreement so long as such action does not modify the Managing Standard or materially adversely affect the interests of the Noteholders;

(iii) to correct any manifest error or to cure any ambiguity, defect or provision that may be inconsistent with the terms of the Base Indenture or any other Transaction Document, or to correct or supplement any provision herein that may be inconsistent with the terms of the Base Indenture;

(iv) to evidence the succession of another Person to any party to this Agreement;

(v) to comply with Requirements of Law; or

(vi) to take any action necessary and appropriate to facilitate the origination of new Managed Documents or the management and preservation of the Managed Documents, in each case, in accordance with the Managing Standard.

(b) Any amendment that would adversely affect the Back-Up Manager’s rights, duties, indemnifications or immunities under this Agreement shall require the prior written consent of the Back-Up Manager, if any.

(c) Promptly after the execution of any such amendment, the Manager shall send to the Trustee, the Controlling Class Representative, the Back-Up Manager and each Rating Agency, if any, a conformed copy of such amendment, but the failure to do so shall not impair or affect its validity.

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(d) Any such amendment or modification effected contrary to the provisions of this Section 8.3 shall be null and void.

Section 8.4 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 8.5 Notices. All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or electronic mail (of a .pdf or other similar file), or (d) personal delivery with receipt acknowledged in writing, to the address set forth in Section 14.1 of the Base Indenture. If the Indenture or this Agreement permits reports to be posted to a password-protected website, such reports shall be deemed delivered when posted on such website. Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Controlling Class Representative. Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder. All notices and demands to any Person hereunder shall be deemed to have been given either at the time of the delivery thereof at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 8.6 Acknowledgement. Without limiting the foregoing, the Manager hereby acknowledges that, on the Closing Date, the Issuer has pledged to the Trustee under the Indenture, all of its right and title to, and interest in, this Agreement and the Collateral, and such pledge includes all of the Issuer’s rights, remedies, powers and privileges, and all claims against the Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Issuer and the obligations of the Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Manager hereunder to the same extent as such Issuer may do. The Manager hereby consents to such pledges described above, acknowledges and agrees that (x) the Controlling Class Representative shall be a third-party beneficiary of the rights of such Issuer arising hereunder and (y) the Trustee and the Controlling Class Representative may, to the extent provided in the Indenture, enforce the provisions of this Agreement, exercise the rights of such Issuer and enforce the obligations of the Manager hereunder without the consent of such Issuer.

Section 8.7 Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 8.8 Delivery Dates. If the due date of any notice, certificate or report required to be delivered by the Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

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Section 8.9 Limited Recourse. The obligations of the Issuer under this Agreement are solely the limited liability company obligations of the Issuer. The Manager agrees that the Issuer shall be liable for any claims that it may have against the Issuer only to the extent that funds or assets are available to pay such claims pursuant to the Indenture.

Section 8.10 Binding Effect; Assignment; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Any assignment of this Agreement without the written consent of the Controlling Class Representative shall be null and void. Each of the Back-Up Manager and the Controlling Class Representative is an intended third party beneficiary of this Agreement and may enforce the Agreement as though a party hereto.

Section 8.11 Article and Section Headings. The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 8.12 Concerning the Trustee, the Back-Up Manager and the Controlling Class Representative. Notwithstanding anything to the contrary herein, each of the Trustee, the Back-Up Manager and the Controlling Class Representative shall be afforded the rights, privileges, protections, immunities and indemnities set forth in the Indenture and the other Transaction Documents as if fully set forth herein.

Section 8.13 Counterparts. This Agreement may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 8.14 Entire Agreement. This Agreement, together with the Indenture and the other Transaction Documents and the Managed Documents constitute the entire agreement and understanding among the parties with respect to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the Indenture, the other Transaction Documents and the Managed Documents.

Section 8.15 Electronic Signatures. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 8.16 Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.

(a) The parties hereto each hereby waives any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

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(b) The parties hereto each hereby irrevocably submits (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any Transaction Documents, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

MANAGER:

FAT BRANDS INC.

By:	/s/ Robert G. Rosen
Name:	Robert G. Rosen
Title:	Co-Chief Executive Officer

ISSUER:

FB RESID HOLDINGS I, LLC

By:	/s/ Robert G. Rosen
Name:	Robert G. Rosen
Title:	President and Chief Executive Officer

TRUSTEE:

UMB BANK, N.A.

By:	/s/ Michele Voon
Name:	Michele Voon
Title:	Vice President

Signature Page to Management Agreement